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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting part of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 12, 1999, relating to the financial statements and financial highlights appearing in the September 30, 1999 Annual Report to the Shareholders of the GE Institutional Funds and the September 30, 1999 Annual Report to the Shareholder of the GE Institutional International Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectuses.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2000